Exhibit 99.1

Press Release

Release Date: August 2, 2011	Contact: Thomas A. Vento - President
at 4:30 p.m. EST	Joseph R. Corrato - Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES THIRD QUARTER RESULTS

Philadelphia, Pennsylvania (August 2, 2011) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported net income of $1.2 million, or $0.12 per diluted share, for the quarter ended June 30, 2011 as compared to net income of $1.3 million, or $0.13 per diluted share, for the quarter ended June 30, 2010.    For the nine months ended June 30, 2011, the Company recognized a net loss of $784,000, or $(0.08) per diluted share, as compared to net income of $2.8 million, or $0.29 per diluted share, for the comparable period in 2010.  The loss incurred for the nine month period in 2011 was due primarily to substantially increased loan loss provisions during the second quarter of fiscal 2011 as collateral values related to two significant construction loans have declined substantially.

Tom Vento, President and Chief Executive Officer, stated “Although we are pleased to report a strong quarter, we are disappointed with our year to date performance through the first nine months of fiscal 2011 which reflected the impact of the significant decline in commercial and residential real estate values resulting from the economic recession on our local real estate market.  We are hopeful that the stabilization experienced this quarter will continue, but there is no guarantee that real estate values will not decline further necessitating additional charge-offs in the future.”

At June 30, 2011, the Company had total assets of $497.7 million, a decrease of $31.4 million from $529.1 million at September 30, 2010.  The decrease was primarily attributable to decreases of $25.7 million in cash and cash equivalents and $15.3 million in net loans during the first nine months of fiscal 2011.  These decreases were partially offset by a $11.0 million increase in the investment and mortgage-backed securities portfolio as we re-invested a portion of our cash and cash equivalents in such higher yielding assets.  The decline in the loan portfolio reflected in large part the $17.5 million decline in the construction and land development loan portfolio due in part to Prudential’s efforts to reduce its exposure in this line of lending due to continued deterioration of the real estate market in the Philadelphia area, as well as the charge-offs taken in the March quarter.

Total liabilities decreased $30.0 million to $442.1 million at June 30, 2011 from $472.1 million at September 30, 2010.  The decrease was primarily the result of a $28.0 million decrease in deposits, primarily certificates of deposit, as we have priced certificates at a level to achieve a balance between maintaining the desired level of liquidity and monitoring our interest rate spread.

Stockholders’ equity decreased by $1.4 million to $55.6 million at June 30, 2011 from September 30, 2010.  The decrease reflected the net loss of $784,000 combined with the payment of dividends totaling $965,000 during the first two quarters of fiscal 2011.  As previously announced, the Company determined not to pay a dividend in July.

Net interest income decreased $197,000 or 5.0% to $3.8 million for the three months ended June 30, 2011 as compared to $4.0 million for the same period in 2010.  The decrease reflected the effects of an $858,000 or 13.6% decrease in interest income partially offset by a $661,000 or 28.2% decrease in interest expense.  The decrease in interest income resulted from a 60 basis point decrease to 4.53% in the weighted average yield earned on interest-earning assets.  Also contributing to the decrease was a $10.4 million or 2.1% decrease in the average balance of interest-earning assets for the three months ended June 30, 2011, as compared to the same period in 2010. The decline in the weighted average yield was due in large part to the 144 basis point decline in the yield earned on investment securities, reflecting the effects of the current low interest rate market on our investments as they were called and re-invested at lower current market rates.  The decrease in interest expense resulted primarily from a 50 basis point decrease to 1.52% in the weighted average rate paid on interest-bearing liabilities, reflecting the repricing downward of interest-bearing liabilities during the year.  Also contributing to the decrease was a $22.2 million or 4.8% decrease in the average balance of interest-bearing liabilities for the three months ended June 30, 2011, as compared to the same period in 2010.

For the nine months ended June 30, 2011, net interest income decreased $939,000 or 7.8% to $11.0 million as compared to $12.0 million for the same period in 2010. The decrease was due to a $2.5 million or 13.3% decrease in interest income partially offset by a $1.6 million or 22.4% decrease in interest expense.  The decrease in interest income resulted primarily from a 77 basis point decrease to 4.46% in the weighted average yield earned on interest-earning assets, partially offset by an $8.0 million or 1.6% increase in the average balance of interest-earning assets.  The majority of the decline in the weighted average yield reflected the 118 basis point decline in the yield earned on the investment portfolio.  The decrease in interest expense resulted from a 48 basis point decrease to 1.62% in the weighted average rate paid on interest-bearing liabilities partially offset by a $1.4 million or 0.3% increase in the average balance of interest-bearing liabilities for the nine months ended June 30, 2011, as compared to the same period in 2010.

For the quarter ended June 30, 2011, the net interest margin was 3.13%, as compared to 3.23% for the same period in 2010.  For the nine months ended June 30, 2011, the net interest margin was 2.97%, as compared to 3.28% for the same period in 2010.  The decrease in the net interest margin was primarily due to the shift in the relative composition of interest-earning assets to increased amounts of cash and cash equivalents as higher yielding investment securities were called and repaid during the latter part of fiscal 2010 and early portion of fiscal 2011.

The Company did not establish any provision for loan losses for the quarter ended June 30, 2011 as compared to $110,000 for the same quarter in fiscal 2010 based on management’s on-going review of the loan portfolio and its determination that the overall allowance was adequate as of June 30, 2011.  For the nine months ended June 30, 2011, the Company established a $4.2 million provision for loan losses as compared to $495,000 for the comparable period in fiscal 2010.  The increased level of provisions in the 2011 nine month period reflected primarily the decrease in the value of collateral securing two construction development projects.  In addition, the level of the provision reflected management’s ongoing review of the loan portfolio.  As a result of the increased losses experienced during the first half of fiscal 2011 related primarily to the two construction projects, the increased level of non-performing loans and the continuing deterioration of real estate values, management determined an additional provision was appropriate in the second quarter of fiscal 2011. The first project involves a $4.3 million construction loan secured by a 33-unit condominium project in Philadelphia.  During the second quarter of fiscal 2011, due to the lack of recent sales in the project combined with deterioration in real estate values in the market, in particular for condominiums, the Company made a determination to utilize the “bulk sale” appraised value of the remaining units in the project rather than the retail value.  This re-evaluation resulted in a charge-off of $2.6 million during the second quarter of fiscal 2011 of which $1.9 million was recognized as provision expense for the quarter ended March 31, 2011.   The Company had previously established a specific reserve for this project of $788,000.  A new marketing effort has recently been commenced with the result that three of the 17 units remaining to be sold are under contacts for sale.  The second project involves an aggregate of $1.8 million in loans secured by the seven unsold units associated with a 17-unit townhouse project in Philadelphia.  Based on both declines in values of the collateral securing the project and the lack of sales, the Company determined to charge off $1.5 million of which $1.1 million was recognized as provision expense during the quarter ended March 31, 2011.  The Company had previously established a $338,000 specific reserve for this project.

At June 30, 2011, the Company’s non-performing assets totaled $16.1 million or 3.2% of total assets as compared to $6.7 million or 1.4% at September 30, 2010.  The non-performing assets consisted of $13.8 million in loans of which $10.0 million were one-to-four family residential loans, $3.2 million were construction and loan development loans and $546,000 were commercial real estate loans.  Included in the non-performing loans were $7.7 million in troubled debt restructurings which are performing in accordance with the revised contractual terms.  Non-performing assets also included six one-to-four family residential real estate owned properties totaling $2.3 million.  The allowance for loan losses totaled $3.2 million, or 1.3% of total loans and 22.9% of non-performing loans at June 30, 2011.

Non-interest income amounted to $241,000 and $610,000 for the three and nine month periods ended June 30, 2011, compared with $169,000 and $250,000 for the same periods in 2010.  The improvement compared to the 2010 period was due to the reduced level of other than temporary impairment (“OTTI”) charges related to non-agency mortgage securities received in connection with the Company’s redemption in kind in June 2008 of its entire investment in a mutual fund. The decline in the amount of losses recognized between the 2010 and 2011 periods reflected the decline in the amount of the OTTI charges from $86,000 and $424,000 for the three and nine months ended June 30, 2010 to $29,000 and $169,000 during the three and nine months ended June 30, 2011 related to the non-agency mortgage-backed securities as the markets for such securities stabilized in the 2011 periods.

For the quarter ended June 30, 2011, non-interest expense decreased $175,000 compared to the same period in 2010, while non-interest expense increased $340,000 for the nine month period ended June 30, 2011 compared to the same period in the prior year.  The higher level of non-interest expense for the quarter ended June 30, 2010 compared to the same quarter in 2011 reflected the higher level of losses incurred on the sale of real estate owned combined with operating expense related to such properties which were, in the aggregate, $271,000 higher in the 2010 quarter than the third quarter of fiscal 2011.  The increase for the nine month period ended June 30, 2011 was due to increases in FDIC deposit insurance premiums and increases in salaries and employee benefits.

The Company recorded income tax expense of $227,000 for the quarter ended June 30, 2011 and a tax benefit of $98,000 for the nine months ended June 30, 2011 compared to an income tax benefit of $41,000 for the quarter ended June 30, 2010 and income tax expense of $915,000 for the nine months ended June 30, 2010.  Income tax expense fluctuated in part due to the valuation allowance recognized related to the capital loss carryforward created in connection with the June 2008 redemption in kind referenced above.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)
	At June 30,	At September 30,
	2011	2010
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$497,713	$529,080
Cash and cash equivalents	40,806	66,524
Investment and mortgage-backed securities:
Held-to-maturity	123,588	112,673
Available-for-sale	72,481	72,425
Loans receivable, net	239,792	255,091
Deposits	436,407	464,455
FHLB advances	582	615
Stockholders’ equity	55,612	56,999
Full service offices	7	7

	At June 30,		At September 30,
	2011	2010	2011	2010
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Financial and Other Data:
Total interest income	$5,454	$6,312	$16,553	$19,089
Total interest expense	1,683	2,344	5,521	7,118
Net interest income	3,771	3,968	11,032	11,971
Provision for loan losses	0	110	4,180	495
Net interest income after provision for loan losses	3,771	3,858	6,852	11,476
Total non-interest income	241	169	610	250
Total non-interest expense	2,614	2,789	8,344	8,004
Income (loss) before income taxes	1,398	1,238	(882)	3,722
Income tax (benefit) expense	227	(41)	(98)	915
Net income (loss)	$1,171	1,279	$(784)	2,807
Basic earnings (loss) per share	$0.12	0.13	$(0.08)	0.29
Diluted earnings (loss) per share	$0.12	0.13	$(0.08)	0.29

Selected Operating Ratios(1):
Average yield on interest- earning assets	4.53%	5.13%	4.46%	5.23%
Average rate on interest-bearing Liabilities	1.52%	2.02%	1.62%	2.10%
Average interest rate spread(2)	3.01%	3.11%	2.84%	3.13%
Net interest margin(2)	3.13%	3.23%	2.97%	3.28%
Average interest-earning assets to average interest-bearing liabilities	108.98%	105.99%	109.17%	107.74%
Net interest income after provision for loan losses to non-interest expense	144.29%	138.33%	82.12%	143.38%
Total non-interest expense to average assets	2.08%	2.12%	2.15%	2.07%
Efficiency ratio(3)	65.15%	67.42%	71.67%	64.49%
Return on average assets	0.93%	0.97%	(0.20)%	0.73%
Return on average equity	8.50%	9.25%	(1.88)%	6.70%
Average equity to average assets	10.94%	10.53%	10.76%	10.86%

	At or for the Three Months Ended June 30,		At or for the Nine Months Ended June 30,
	2011	2010	2011	2010
Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	5.75%	1.01%	5.75%	1.01%
Non-performing assets as a percentage of total assets(5)	3.24%	1.07%	3.24%	1.07%
Allowance for loan losses as a percentage of total loans	1.28%	0.96%	1.28%	0.96%
Allowance for loan losses as a percentage of non-performing loans	22.88%	98.49%	22.88%	98.49%
Net charge-offs to average loans receivable	0.00%	0.00%	2.30%	0.36%

Capital Ratio(4)
Tier 1 leverage ratio
Company	10.74%	10.53%	10.74%	10.53%
Bank	9.91%	9.58%	9.91%	9.58%
Tier 1 risk-based capital ratio
Company	23.86%	22.08%	23.86%	22.08%
Bank	22.01%	20.09%	22.01%	20.09%
Total risk-based capital ratio
Company	25.11%	23.10%	25.11%	23.10%
Bank	23.26%	21.10%	23.26%	21.10%

(1)	With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)
Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities.  Net interest margin represents net interest income as a percentage of average interest-earning assets.

(3)	The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income (charges).
(4)	Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)
Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Company’s policy to cease accruing interest on all loans which are 90 days or more past due as to interest or principal.

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